EXHIBIT (5) & (23)

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT	GENEVA HONG KONG LONDON LOS ANGELES NEW YORK	SAN FRANCISCO SHANGHAI SINGAPORE TOKYO WASHINGTON, DC

FOUNDED 1866

November 9, 2006

Merrill Lynch & Co., Inc.

4 World Financial Center

New York, New York 10080

Ladies and Gentlemen:

As your counsel, we have examined a copy of the Restated Certificate of Incorporation, as amended, of Merrill Lynch & Co., Inc. (the “Company”), certified by the Secretary of State of the State of Delaware. We are familiar with the corporate proceedings held in connection with the proposed issuance and sale by the Company to each of Merrill Lynch Canada Inc., BMO Nesbitt Burns Inc., CIBC World Markets Inc., Desjardins Securities Inc., National Bank Financial Inc., RBC Dominion Securities Inc. and TD Securities Inc. (the “Appointed Agents”) with the consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), pursuant to a Distribution Agreement dated March 31, 2006 (the “Distribution Agreement”) between the Company and MLPF&S, and a Letter Agreement dated October 30, 2006 between the Company and the Appointed Agents, of the Company’s Medium-Term Notes, Series C, Floating Rate Notes due November 9, 2009 (the “Notes”) in an amount equal to C$600,000,000 aggregate principal amount of the Notes. We have also examined a copy of the Indenture between the Company and The Bank of New York as successor Trustee, dated as of April 1, 1983, as amended (the “Indenture”), and the Company’s Registration Statement on Form S-3 (File No. 333-132911) relating to the Notes (the “Registration Statement”). Based upon the foregoing and upon such further investigation as we deemed relevant in the premises, we are of the opinion that:

1. The Company has been duly incorporated under the laws of the State of Delaware.

2. The Notes have been duly and validly authorized by the Company and, when the Notes have been duly executed and authenticated in accordance with the terms of the Indenture and delivered against payment therefor as set forth in the Distribution Agreement and the Letter Agreement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, moratorium, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally and except as enforcement thereof is subject to general principles at equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

We consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to the Current Report of the Company on Form 8-K dated November 9, 2006. We also consent to the use of our name under the caption “United States Federal Income Taxation” in the pricing supplement related to the offering of the Notes.

Very truly yours,

/s/     SIDLEY AUSTIN LLP